United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2010

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 21, 2010, OXiGENE, Inc. (the "Company") received a letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that the Company does not comply with the minimum $50,000,000 market value of listed securities requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rules 5450(b)(2)(A).

Nasdaq stated in its letter that, in accordance with Marketplace Rule 5810(c)(3)(C), the Company has been provided an initial grace period of 180 calendar days, or until January 18, 2011, to regain compliance with the minimum market value of listed securities requirement. During this period, compliance will be regained if the market value of the Company’s listed securities closes at $50,000,000 or more for a minimum of 10 consecutive business days. If the Company does not regain compliance with the minimum market value of listed securities rule by January 18, 2011, Nasdaq will provide the Company with written notice that its securities are subject to delisting.

 As announced on June 18, 2010, the Company also received a notice from Nasdaq stating that the Company was not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 5450(a)(1), and that the Company has been provided an initial grace period  of 180 calendar days, or until December 14, 2010, to regain compliance with the minimum bid price requirement.

The Company intends to pursue various options to cause its listed securities to trade at a level that will regain compliance with The Marketplace Rules within the time allotted under the applicable grace periods, and to continue to execute business strategies designed to strengthen its overall business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: July 23, 2010	/s/ James B. Murphy By: James B. Murphy Its: Vice President and Chief Financial Officer